Filed pursuant to Rule 433
                                                             File No. 333-137215

Preliminary Term Sheet dated May 19, 2008.
(To Prospectus dated September 8, 2006, and to Product Supplement FX-1, dated May 19, 2008)

                         HARTFORD LIFE INSURANCE COMPANY
              PRINCIPAL PROTECTED CURRENCY-LINKED MEDIUM-TERM NOTES

The description in this preliminary term sheet is of the particular terms of the series of principal protected currency-linked medium-term notes we anticipate offering on or about May 19, 2008. This preliminary term sheet supplements the description of the general terms and provisions of the notes set forth in the Prospectus dated September 8, 2006, and the Product Supplement FX-1 dated May 19, 2008, both of which are hereby incorporated by reference. If the notes described herein are issued, we will file a pricing supplement with the Securities and Exchange Commission as of the Trade Date. Please note that:

     o The notes are denominated in United States dollars ("Dollars"). All payments are in Dollars.

     o    No interest will be paid on the notes.

     o These are "bearish" notes linked to the Euro. A Supplemental Payment is likely to be paid if the Euro declines in value relative to the Dollar over the term of the notes.

           ANTICIPATED TERMS OF CURRENCY-LINKED NOTES DUE JUNE 4, 2010

CUSIP Number:                    4165X2BG0
Series Number:                   408370
Trade Date:                      May 30, 2008
Issuance Date:                   June 4, 2008
Stated Maturity Date:            June 4, 2010
Supplemental Payments:           Yes [X] No []

Currencies in the Basket:        Euro ("EUR")
Spot Rate:                       USD/EUR Spot Rate
Initial Spot Rate:               To be determined on the Trade Date
Reuters Page:                    USD/EUR : ECB37
Currency Weighting:              EUR Weighting: 100%
Participation Rate:              80% - 90%
Off-Set Amount:                  None
Minimum Supplemental Payment:    None
Maximum Supplemental Payment:    None
Basket Valuation Date(s):        May 20, 2010

Price to Public:                 100%
Agent's Discount:                1.00%

Optional Redemption:             Yes []  No [X]
The Survivor's Option:           [] is [X] is not available
Securities Exchange Listing:     None
Authorized Denominations:        $1,000 integral amounts

Calculation Agent:               Wachovia Bank, N.A.
Lead Agent:                      Wachovia Capital Markets, LLC

Other Provisions Relating
to the Notes:                    None

Special Tax Considerations: We will specify in the pricing supplement the "comparable yield" on the notes described herein.

We currently expect that the comparable yield will be approximately 2.9620%, compounded annually. If this is the final "comparable yield," it would result in a "projected payment schedule," per $1,000 of a Note, of a single payment at maturity of $1,060.12. The table below shows the OID that will accrue each year, based on this estimated information. The amount in the center column reflects the total interest amount a calendar year taxpayer who purchases and holds a $1,000 note to maturity would generally include in his or her taxable income each year. At maturity, however, if the actual Supplemental Payment exceeds the projected Supplemental Payment, the excess would be included in income for the year of maturity. Conversely, if the actual Supplemental Payment were less than the projected Supplemental Payment, the difference generally would be an ordinary loss in that year, to the extent of previous income inclusions under the note, and the balance generally would be a capital loss. In addition, if on a date that is more than six months prior to the maturity date the amount of the Supplemental Payment becomes fixed (or a minimum amount for such payment becomes fixed), special rules may apply.

                                                     CUMULATIVE ACCRUED OID
                             ACCRUED OID PER         PER $1,000 NOTE THROUGH
      CALENDAR YEAR            $1,000 NOTE                  YEAR-END
--------------------------------------------------------------------------------
     2008 (from 6/4)              $17.00                     $17.00
          2009                    $30.12                     $47.12
      2010 (to 6/4)               $13.00                     $60.12

Neither the comparable yield nor the projected payment schedule constitutes a representation by us of the actual amount that we will pay on the notes. You are urged to review carefully the section entitled "Additional Material United States Federal Income Tax Considerations" in Product Supplement FX-1 dated May 19, 2008, and consult your tax adviser regarding your particular circumstances.


               INFORMATION PERTAINING TO THE RATINGS OF THE NOTES

It is anticipated that, as of June 4, 2008, the Notes will be rated by the indicated rating agencies as follows:

                      Standard & Poor's:             AA-
                      Moody's:                       A1
                      Fitch:                         AA-
                      A.M. Best:                     a+


                        SUPPLEMENTAL PAYMENT ILLUSTRATION

The following table illustrates the Supplemental Payment that would be made on the Maturity Date assuming the Basket Return, reflecting the Ending Basket Level, is as listed in the first column. The table reflects an estimated Participation Rate for the series of notes described herein.

-----------------------------------------------------------------------------------------------------
                           BASKET RETURN X             SUPPLEMENTAL            TOTAL MATURITY
                          PARTICIPATION RATE        PAYMENT (PER $1,000      PAYMENT (PER $1,000
       BASKET RETURN            (85%)                      NOTE)                    NOTE)
-----------------------------------------------------------------------------------------------------
            80%                   68%                     $680.00                 $1,680.00
-----------------------------------------------------------------------------------------------------
            60%                   51%                     $510.00                 $1,510.00
-----------------------------------------------------------------------------------------------------
            40%                   34%                     $340.00                 $1,340.00
-----------------------------------------------------------------------------------------------------
            20%                   17%                     $170.00                 $1,170.00
-----------------------------------------------------------------------------------------------------
            10%                   8.5%                     $85.00                 $1,085.00
-----------------------------------------------------------------------------------------------------
             5%                  4.25%                     $42.50                 $1,042.50
-----------------------------------------------------------------------------------------------------
             0%                    0%                        $0                   $1,000.00
-----------------------------------------------------------------------------------------------------
            -5%                  -4.25%                      $0                   $1,000.00
-----------------------------------------------------------------------------------------------------
            -10%                 -8.5%                       $0                   $1,000.00
-----------------------------------------------------------------------------------------------------
            -20%                  -17%                       $0                   $1,000.00
-----------------------------------------------------------------------------------------------------
            -40%                  -34%                       $0                   $1,000.00
-----------------------------------------------------------------------------------------------------
            -60%                  -51%                       $0                   $1,000.00
-----------------------------------------------------------------------------------------------------
            -80%                  -68%                       $0                   $1,000.00
-----------------------------------------------------------------------------------------------------

This table is illustrative only. See the Product Supplement FX-1, described above, for a more detailed description of the methodology for computing the amounts in this table.


                       ADDITIONAL INFORMATION ON THE EURO

The Euro is the official currency of the member states of the European Economic and Monetary Union (the "European Union"). In 1999, the Euro replaced the national currencies of the then 11 participating countries. Today, the Euro is the official currency of 15 nations of the European Union including: Germany, Belgium, Greece, Luxembourg, Spain, France, Ireland, Italy, the Netherlands, Austria, Portugal, Finland, Slovenia, Cyprus and Malta. Other current and future European Union countries may adopt the Euro as their official currency.

The Principal Financial Center for the Euro is Frankfurt, Germany. The Initial Spot Rate and the Ending Spot Rate will be determined as of 2:15 pm Frankfurt time on the appropriate Business Day. With respect to the Euro, a Business Day excludes any day on which the Trans European Automated Real Time Gross Settlement Express Transfer (TARGET) system is not open.

The spot rate used in connection with your note is the USD/EUR Spot Rate (the "Spot Rate"). This Spot Rate measures the relative value of the two currencies, the Euro and the Dollar. The Spot Rate reflects the number of Euros that can be exchanged for one Dollar. The Spot Rate decreases when the Euro appreciates relative to the Dollar and increases when the Euro depreciates relative to the Dollar. The Spot Rate on May 16, 2008, was 0.6419.

HISTORICAL DATA ON THE USD/EUR SPOT RATE

The following graph sets forth the Spot Rate on the last Business Day of each month from January 2003 through April 2008. The historical performance of the Spot Rate should not be taken as an indication of future performance, and no assurance can be given that the level of the Spot Rate will not decline further and thereby reduce or eliminate the Supplemental Payment which may otherwise be payable to you on the maturity date.

                    MONTHLY PERFORMANCE OF USD/EUR SPOT RATE

   [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT]

-------------------------------
Sum of EUR_USD
-------------------------------
Date           Total
-------------------------------
       Jan-03      0.928677563
       Feb-03      0.925411808
       Mar-03      0.916170408
       Apr-03      0.894134478
       May-03      0.848608282
       Jun-03      0.868734254
       Jul-03       0.89031339
       Aug-03      0.910415149
       Sep-03      0.857927248
       Oct-03      0.862589494
       Nov-03        0.8336807
       Dec-03      0.793965859
       Jan-04      0.801410482
       Feb-04      0.800448251
       Mar-04      0.811951932
       Apr-04      0.834724541
       May-04       0.82047916
       Jun-04      0.819739323
       Jul-04      0.832085206
       Aug-04      0.820815891
       Sep-04      0.804117079
       Oct-04      0.781372089
       Nov-04      0.753068755
       Dec-04      0.737789582
       Jan-05      0.766988802
       Feb-05       0.75597218
       Mar-05      0.771366862
       Apr-05        0.7768197
       May-05      0.812743823
       Jun-05      0.825900231
       Jul-05       0.82487833
       Aug-05      0.809978941
       Sep-05      0.831531681
       Oct-05       0.83388926
       Nov-05      0.848320326
       Dec-05      0.843953076
       Jan-06      0.822639026
       Feb-06      0.838855801
       Mar-06      0.825218683
       Apr-06       0.79151496
       May-06      0.780762024
       Jun-06      0.781860829
       Jul-06      0.783269366
       Aug-06      0.780457348
       Sep-06      0.789016885
       Oct-06      0.783576242
       Nov-06       0.75511591
       Dec-06      0.757633154
       Jan-07      0.767283051
       Feb-07      0.755915035
       Mar-07      0.748839299
       Apr-07      0.732708089
       May-07      0.743328626
       Jun-07      0.738443361
       Jul-07      0.730833881
       Aug-07      0.733675715
       Sep-07      0.700918203
       Oct-07      0.690226394
       Nov-07      0.683386865
       Dec-07       0.68540096
       Jan-08      0.672902227
       Feb-08      0.658761528
       Mar-08       0.63339245
       Apr-08      0.640122904

The following table sets forth the historical performance of the Spot Rate presented in the preceding graph. Past movements of the Spot Rate are not necessarily indicative of the future performance of the Spot Rate.

--------------------------------------------------------------------------------------------------------------------------
                                NUMBER OF EUROS THAT COULD BE PURCHASED WITH ONE DOLLAR
--------------------------------------------------------------------------------------------------------------------------
     MONTH / YEAR             2003             2004            2005            2006            2007             2008
--------------------------------------------------------------------------------------------------------------------------
         Jan                 0.9287           0.8014          0.7670          0.8226          0.7673           0.6729
--------------------------------------------------------------------------------------------------------------------------
         Feb                 0.9254           0.8004          0.7560          0.8389          0.7559           0.6588
--------------------------------------------------------------------------------------------------------------------------
         Mar                 0.9162           0.8120          0.7714          0.8252          0.7488           0.6334
--------------------------------------------------------------------------------------------------------------------------
         Apr                 0.8941           0.8347          0.7768          0.7915          0.7327           0.6401
--------------------------------------------------------------------------------------------------------------------------
         May                 0.8486           0.8205          0.8127          0.7808          0.7433
--------------------------------------------------------------------------------------------------------------------------
         Jun                 0.8687           0.8197          0.8259          0.7819          0.7384
--------------------------------------------------------------------------------------------------------------------------
         Jul                 0.8903           0.8321          0.8249          0.7833          0.7308
--------------------------------------------------------------------------------------------------------------------------
         Aug                 0.9104           0.8208          0.8100          0.7805          0.7337
--------------------------------------------------------------------------------------------------------------------------
         Sep                 0.8579           0.8041          0.8315          0.7890          0.7009
--------------------------------------------------------------------------------------------------------------------------
         Oct                 0.8626           0.7814          0.8339          0.7836          0.6902
--------------------------------------------------------------------------------------------------------------------------
         Nov                 0.8337           0.7531          0.8483          0.7551          0.6834
--------------------------------------------------------------------------------------------------------------------------
         Dec                 0.7940           0.7378          0.8440          0.7576          0.6854
--------------------------------------------------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

The Prospectus and the Product Supplement FX-1 referred to below are both available on the SEC Website as follows:

Product Supplement FX-1, dated May 19, 2008:
http://www.sec.gov/archives/edgar/data/45947/000093041308003265/c53611_424b3.txt

Prospectus dated September 8, 2006:
http://www.sec.gov/archives/edgar/data/45947/000093041306006622/0000930413-06-
006622-index.htm

We have filed a registration statement (including the Prospectus and the Product Supplement FX-1) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Prospectus in that registration statement and other documents we have filed with the SEC (including the Product Supplement FX-1) for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the Prospectus (including the Product Supplement FX-1). You may also request these documents by calling Wachovia Capital Markets, LLC toll free at 1-800-326-5897.